WEB SITE DESIGN, DEVELOPMENT AND HOSTING AGREEMENT

THIS WEB SITE DESIGN, DEVELOPMENT AND HOSTING AGREEMENT ("Agreement") is made and entered into as of this _____ day of June, 2003 ("Effective Date"), by and between RAPID BIO TESTS CORPORATION, a Nevada corporation ("Client"), and GREGORY KARAMANIAN, an independent contractor ("Developer").

                                    RECITALS

A. Client desires to engage Developer to develop, create, test, deliver and host a Web Site (as hereinafter defined) as a work made for hire.

B. The Company has determined that the value of services provided by Developer hereunder is $20,000.

C. Client and Developer mutually desire to enter into a relationship whereby set forth the terms applicable to such work.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

                                    ARTICLE I
                                   DEFINITIONS

As used in this Agreement, in addition to terms defined elsewhere in this Agreement, the terms specified below in this Article I shall have the definitions and meanings specified immediately after those terms, unless a different and common meaning of the term is clearly indicated by the context, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions and meanings specified below suggest, indicate, or express agreements between or among parties to this Agreement, or specify representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants specified elsewhere in this Agreement, and the article or section of this Agreement within which such an agreement, representation, warranty, or covenant is specified shall have no separate meaning or effect on the same.



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1.1 "AGREEMENT". Shall mean this Web Site Development Agreement, including all of its schedules and exhibits and all other documents specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such schedules, exhibits and other documents.

1.2 "CODE". Shall mean HTML or other computer programming/formatting language.

1.3 "DELIVERABLES". Shall mean all Code, Documentation, reports, and other materials developed by Developer in the course of its performance under this Agreement, and any other items necessary for the operation of Client's Web Site (other than third-party operating system software, third-party networking software, Web Browsers, and hardware), including all Enhancements thereto.

1.4 "DERIVATIVE WORK". Shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted (including by linking a preexisting work into the Derivative Work so that a Web Browser would display the preexisting work within the Derivative Work), and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

1.5 "DOCUMENTATION". Shall mean written or typed materials that relate to Code, including materials useful for design such as logic manuals, flow charts, and principles of operation that may be developed by Developer in the course of its performance under this Agreement.

1.6 "ENHANCEMENTS". Shall mean changes or additions to Code and related Documentation.

1.7 "ERROR". Shall mean any error, problem, or defect resulting from (1) an incorrect functioning of Code, (2) information displayed on a Web Page that does not conform to the information provided by Client, (3) incorrect sequencing of Web Pages, or (4) any failure of the Deliverables to meet specifications.

1.8 "HTML". Shall mean the series of commands for formatting Web Pages known as HyperText Markup Language, and shall include any current and future extensions thereto, whether or not the extensions are commonly viewed as "official".

1.9 "INTERNET". Shall mean the computer global informational network.

1.10 "OUTSIDE WEB SITE". Shall mean any Web Page or other material that can be accessed using a Web Browser and that is not part of Client's Web Site.



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1.11 "WEB BROWSER". Shall mean software designed to allow interactive access to the World Wide Web (and in some cases to other Internet resources as well), including, without limitation, Microsoft Internet Explorer and Netscape Navigator.

1.12 "WEB PAGE". Shall mean a document or file that is formatted using HTML and that is intended to be accessible by Internet users with a Web Browser.

1.13 "WEB SERVER". Shall mean the computer or computers that Developer uses to make Web Sites accessible to Internet users approximately 24 hours per day.

1.14 "WEB SITE". Shall mean a series of interconnected Web Pages residing in a single directory on a single Web Server.

1.15 "WORLD WIDE WEB". Shall mean all of the Web Pages that are accessible to a typical computer user with appropriate access to the Internet and a Web Browser.

                                   ARTICLE II
                      SERVICES TO BE PERFORMED BY DEVELOPER

2.1 GENERAL SPECIFICATIONS FOR WEB SITE. Within twenty (20) days after the Effective Date of this Agreement, Developer shall review Client's current business plans and Client's requirements for the new Web Site and prepare recommendations for the structure of the new Web Site. Following approval of Developer's preliminary recommendations by Client, Developer shall draft detailed proposed specifications for the Web Site. Developer shall then review the draft specifications with Client's personnel and, if necessary, make necessary changes or additions and redraft the specifications. If the specifications meet Client's needs, Client shall accept them and further agrees that thereafter no further changes or additions to the specifications shall be made without prior written agreement between Client and Developer.

2.2 TIMING FOR DEVELOPMENT OF A PROTOTYPE. Developer shall prepare a prototype model of Client's Web Site and will have it completed within forty-five (45) business days after Client has provided the prototype source materials requested by Developer in accordance with this Agreement. The prototype will demonstrate at least one sample of each type of page that will reside within Client's Web Site. If such changes from specifications involve significant additional work, the parties will negotiate a fair price for the work (the fair price shall be judged by reference to the pricing set forth below) or, if the parties cannot agree on a price, Client will, at its sole discretion, either proceed with the initial specifications or call the project to a halt and terminate this Agreement. Developer will implement the changes that Client specifies for the prototype within one week after receiving Client's specification of changes.

2.3 Timing For Development Of The Final Web Site. Developer shall complete the final Web Site within sixty (60) days of approval of the prototype ("Date of Completion").



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2.4 DELIVERY OF DELIVERABLES. Upon Client's approval of its final Web Site, or upon termination of this Agreement, whichever occurs earlier, Developer shall deliver all Deliverables to Client. Documentation shall be delivered in printed format and in electronic format. Code shall be delivered in electronic format. The transfer of electronic materials shall be accomplished by copying them to media to be supplied by Client or, at Client's option, by modem, FTP or electronic mail transfer. Developer shall maintain its back-ups and one set of the final materials provided to Client for a period of six months after Client's approval of its final Web Site. If this Agreement is terminated prior to final approval, or at the expiration of the 12-month term provided for in this Agreement, Developer will destroy all of its copies of Client's Web Site (including all back-ups thereof) and "wipe" all files constituting final or working copies of Client's Web Site (other than the final copy hosted on Client's Web Server and one back-up copy thereof) from Developer's computers and back-up materials unless otherwise directed in writing by the managing partner of Client.

2.5 WEB HOSTING SERVICES. Developer shall provide web hosting services for Client's Web Site for the period of one (1) year from the date of Completion.

2.6 STATUS OF DEVELOPER. Developer is not an employee of Client for any purpose whatsoever, but is an independent contractor. Client is interested only in the results obtained by Developer, who shall have the sole control of the manner and means of performing under this Agreement. Client shall not have the right to require Developer to do anything which would jeopardize the relationship of independent contractor between Developer and Client. All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical, and general expenses, that may be incurred by Developer in connection with this Agreement shall be paid completely and completely by Developer, and Client shall not be responsible or liable therefore. Developer does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or obligating Client, or to pledge Client's credit, or to extend credit in Client's name unless Client shall consent thereto in advance in writing. Developer agrees it is not entitled to the rights or benefits afforded to Client's employees, including disability or unemployment insurance, workers' compensation, medical insurance, sick leave, or any other employment benefit. Developer is responsible for providing, at its own expense, disability, unemployment, and other insurance, workers' compensation, training, permits and licenses for itself and for its employees and subcontractors.

2.7 PAYMENT OF INCOME TAXES. Developer shall be, and hereby is, responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Client to Developer for services under this Agreement. On request, Developer will provide Client with proof of timely payment. Developer shall indemnify Client for any claims, costs, losses, fees, penalties, interest, or damages suffered by Client resulting from Developer's failure to comply with this provision.



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                                   ARTICLE III
                                  COMPENSATION

3.1 PAYMENT. Client shall issue to Developer Five Hundred Thousand (500,000) Shares of Client's $.001 par value common stock, which shall be registered by means of a Registration Statement on Form S-8 to be filed by Client with the Securities and Exchange Commission.

3.2 DELIVERY AND APPROVAL. Upon approval of Developer's preliminary recommendations by Client, Client shall forward to Developer a copy of the stock certificate evidencing those shares issued to Developer as referenced in Section
3.1. Upon approval of the final Web Site by Client, Client shall forward to Developer, the original stock certificate evidencing those shares.

3.3 EXPENSES. The payment in Section 3.1 above includes expenses incurred by Developer. Except as expressly agreed otherwise in writing by Client, Developer shall pay all of its own expenses arising from its performance of its obligations under this Agreement, including (without limitation) expenses for facilities, work spaces, utilities, management, clerical and reproduction services, supplies, and the like. Client shall have no obligation to provide office space, work facilities, equipment, clerical services, programming services, or similar items.

3.4 PARTIAL PAYMENT AND OWNERSHIP IN THE EVENT OF TERMINATION. If this Agreement is terminated for any reason, Developer shall be entitled to payment for work done up to the date of termination that conforms to specifications, however, in any case, the total of all compensation to Developer under this Agreement shall not, however, exceed five hundred thousand (500,000) Shares of Client's common stock, and Developer shall and hereby does grant to Client in that event all right, title, and interest, including all United States and international copyrights and all other intellectual property rights in the Deliverables in the form in which they exist on the date of termination, which form shall not materially differ from the status described in the invoices and reports that Developer has submitted to Client.



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                                   ARTICLE IV
                            OBLIGATIONS OF DEVELOPER

4.1 NON-EXCLUSIVE RELATIONSHIP. Developer may perform services for, and contract with as many additional persons or companies as Developer, in his sole discretion, sees fit.

4.2 TIME AND PLACE OF PERFORMING WORK. Developer may perform the services under this Agreement at any suitable time and location he chooses.

4.3 WORKERS' COMPENSATION. Developer shall provide workers' compensation insurance for Developer's employees and agents and shall hold harmless and indemnify Client for any and all claims arising out of any injury, disability or death of any Developer's employees or agents.

4.4 DEVELOPER'S QUALIFICATIONS. Developer represents that it has the qualifications and skills necessary to perform the services under this Agreement in a competent, professional manner, without the advice or direction of Client. This means Developer is able to fulfill the requirements of this Agreement. Failure to perform all the services required under this Agreement constitutes a material breach of the Agreement. Developer has complete and sole discretion for the manner in which the work under this Agreement will be performed.

                                    ARTICLE V
                              OBLIGATIONS OF CLIENT

5.1 COOPERATION OF CLIENT. Client shall comply with all reasonable requests of Developer and provide access to all documents reasonably necessary to the performance of Developer's duties under this Agreement.

5.2 PLACE OF WORK. Client is not responsible for furnishing space on Client's premises for use by Developer while performing the services under this Agreement.

5.3 WEB SITE CONTENT. Client shall provide Developer with all original content to appear on Web Site, including, but not limited to text, graphics, photographs and other images. Developer shall provide Client with mock-ups and drafts of Web pages before they are posted, which shall be subject to Client's approval. Client is solely responsible for all content appearing on the operational Web Site, and is responsible for obtaining any necessary copyrights or licenses.




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                                   ARTICLE VI
                    NON-DISCLOSURE OF PROPRIETARY INFORMATION

6.1 NON-DISCLOSURE OF PROPRIETARY AND CONFIDENTIAL INFORMATION BY DEVELOPER. In consideration and recognition of the fact that during the term of this Agreement, Developer may have access to Proprietary Information (as used in this Article VII "Proprietary Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, Client lists, prospective Client lists, promotional ideas, data concerning Client's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to Developer or otherwise made known to Developer as a consequence of or through this Agreement during the term hereof. The term Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Developer or any agent or representative of Developer in violation of this Agreement, or (ii) was available to Developer on a non-confidential basis from a source other than Client, or any of Client's officers, directors, employees, agents or other representatives) or other information and data of a secret and proprietary nature which Client desires to keep confidential, and that Client has furnished, or during the term will furnish such information to Developer, Developer agrees and acknowledges (as used in this Article VII, Developer shall mean and include, Developer and any subsidiaries, affiliates, related entities, officers, agents, shareholders, partners, principals and/or employees) that Client has exclusive proprietary rights to all Proprietary Information, and Developer hereby assigns to Client all rights that it might otherwise possess in any Proprietary Information. Except as required in the performance of Developer's duties to Client, Developer will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information relating to Client or Client's services, products or business. Developer shall deliver to Client any and all copies of Proprietary Information in the possession or control of Developer upon the expiration or termination of this Agreement, or at any other time upon request by Client. The provisions of this section shall survive the termination of this Agreement.


                                   ARTICLE VII
                              OWNERSHIP AND RIGHTS

7.1 OWNERSHIP OF WORK PRODUCT BY CLIENT. Except as set forth below, all elements of all Deliverables shall be exclusively owned by Client and shall be considered works made for hire by Developer for Client. Except as set forth below, Client shall exclusively own all United States and international copyrights and all other intellectual property rights in the Deliverables.

7.2 VESTING OF RIGHTS. Developer shall assign, and upon creation of each element of each Deliverable automatically assigns, to Client, its successors and assigns, ownership of all United States and international copyrights and all other intellectual property rights in each element of each Deliverable. This assignment is undertaken in part as a contingency against the possibility that any such element, by operation of law, may not be considered a work made for hire by Developer for Client. From time to time upon Client's request, Developer shall confirm such assignments by execution and delivery of such assignments, confirmations of assignments, or other written instruments as Client may request. Client, its successors and assigns, shall have the right to obtain and hold in its own name all copyright registrations and other evidence of rights that may be available for the Deliverables and any portion(s) thereof.


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7.3 INDEMNIFICATION/NO INFRINGEMENT. In performing services under this
Agreement, Developer agrees not to design, develop, or provide to Client any items that infringe one or more patents, copyrights, trademarks, or other intellectual property rights (including trade secrets), privacy or other rights of any person or entity. If Developer becomes aware of any such possible infringement in the course of performing any work hereunder, Developer shall immediately so notify Client in writing. Developer shall indemnify, defend, and hold Client, its partners, employees, representatives, agents, and the like harmless for any such alleged or actual infringement and for any liability, debt, or other obligation arising out of or as a result of or relating to (a) the Agreement, (b) the performance of the Agreement, or (c) the Deliverables. This indemnification shall include attorneys' fees and expenses, unless Developer defends against the allegations using counsel reasonably acceptable to Client.

7.4 OWNERSHIP RIGHTS. Developer represents and warrants that (1) it is and will be the sole author of all works employed by Developer in preparing any and all Deliverables other than Preexisting Works; (2) it has and will have full and sufficient right to assign or grant the rights and/or licenses granted in the Deliverables pursuant to this Agreement; (3) all Deliverables other than Preexisting Works have not been and will not be published under circumstances that would cause a loss of copyright therein; and (4) all Deliverables, including all Preexisting Works, do not and will not infringe any patents, copyrights, trademarks, or other intellectual property rights (including trade secrets), privacy or similar rights of any person or entity, nor has any claim (whether or not embodied in an action, past or present) of such infringement been threatened or asserted, nor is such a claim pending against Developer (or, insofar as Developer is aware, against any entity from which Developer has obtained such rights).

                                  ARTICLE VIII
                              TERM AND TERMINATION

8.1 TERM OF AGREEMENT. This Agreement shall be effective as of the Effective Date and shall remain in force for a period of one (1) year, unless otherwise terminated as provided herein.

8.2 TERMINATION OF WORK. Client may, in its sole discretion, terminate any or all work outstanding, or any portion thereof, immediately upon written notice. Upon receipt of notice of such termination, Developer shall inform Client of the extent to which performance has been completed through such date, and collect and deliver to Client whatever work product and Deliverables then exist in a manner prescribed by Client. Developer shall be paid for all work performed through the date of receipt of notice of termination. Developer may not terminate any work under this Agreement without the prior written consent of Client, which consent may be withheld for any reason or for no reason at all.



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                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 NOTICES. Unless otherwise provided in this Agreement, any notice required or permitted by this Agreement to be given to either party shall be deemed to have been duly given if in writing and delivered personally or mailed by first-class, registered or certified mail, postage prepaid and addressed as follows:

         If to Developer:  Gregory Karamanian
                           ---------------------------
                           ---------------------------

         If to Client:     Rapid Bio Tests Corporation
                           5409 Ivy Street
                           Springfield, OR 97478


         9.2 ASSIGNMENT OF CONTRACT. Developer shall not assign or otherwise transfer his rights under this Agreement, without the prior written consent of Client. Any attempt to make such an assignment without Client's consent shall be void. Client's consent shall not be reasonably withheld.

         9.3 AMENDMENTS. Developer and Client agree that this Agreement shall be modified only by a written agreement duly executed by persons authorized to execute agreements on their behalf.

         9.4 NONWAIVER. Developer and Client agree that no failure to exercise, and no delay in exercising any right, power, or privilege hereunder on the part of either party shall operate as a waiver of any right, power or privilege. Developer and Client further agree that no single or partial exercise of any right, power, or privilege hereunder shall preclude its further exercise.

         9.5 ATTORNEYS' FEES. If any legal or equitable action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

         9.6 SEVERABILITY. If any part of this Agreement is adjudged by any court of competent jurisdiction to be invalid, that judgment shall not affect or nullify the remainder of this Agreement, and the effect shall be confined to the part immediately involved in the controversy adjudged.



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         9.8 GOVERNING LAW. This Agreement shall be deemed to have been made in, and shall be construed pursuant to, the laws of the State of Nevada.

         9.9 ENTIRE AGREEMENT. Client and Developer acknowledge and agree that this Agreement including the Exhibits attached hereto, is the complete and exclusive statement of the mutual understanding of the parties and that it supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

         9.10 INDEMNIFICATION. Developer shall save Client and its agents, officers, directors, shareholders, employees, attorneys, successors, predecessors, parent and subsidiary corporations, affiliates, accountants, representatives, contractors, and assigns and all persons acting by, through, under or in concert with any of them, harmless from and against and shall indemnify Client and its agents, officers, directors, shareholders, employees, attorneys, successors, predecessors, parent and subsidiary corporations, affiliates, accountants, representatives, contractors, and assigns and all persons acting by, through, under or in concert with any of them, for any liability, loss, costs, expenses, or damages howsoever caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to property by reason of any act, neglect, default or omission of Developer or any of Developer's agents, employees, or other representatives, and Developer shall pay all amounts to be paid or discharged in case of an action or any such damages or injuries. If Client or its agents, officers, directors, shareholders, employees, attorneys, successors, predecessors, parent and subsidiary corporations, affiliates, accountants, representatives, contractors, and assigns and all persons acting by, through, under or in concert with any of them, is sued in any court for damages by reason of any of the acts of Developer, Developer or such other party shall defend the resulting action (or cause same to be defended) at Developer's expense and shall pay and discharge any judgment that may be rendered in any such action; if Developer fails or neglects to so defend in such action, Client may defend such action and any expenses, including reasonable attorneys' fees, which Client may pay or incur in defending such action and the amount of any judgment which Client may be required to pay shall be promptly reimbursed by Developer upon demand by Client.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed on the date first written above.

Rapid Bio Tests Corporation,                Gregory Karamanian
a Nevada corporation

By:      /s/ Geoffrey Seaman                By:   /s/ Gregory Karamanian
         ---------------------------              --------------------------
Its:     President

By:      /s/ Paul Hemmes
         ---------------------------
Its:     Secretary